INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

FROZEN FOOD GIFT GROUP, INC.

NUMBER

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON ASSESSABLE SHARES OF $0.0001 PAR VALUE STOCK OF

FROZEN FOOD GIFT GROUP, INC., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by an authorized representative of the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized Officers, certified with the seal of the Corporation.

Dated:

JONATHAN F. IRWIN - CEO

Countersigned & Registered:

By

Authorized Signature - Direct Transfer
Morrisville, NC • (919) 481-4000

CUSIP NO. 359362 100

FROZEN FOOD GIFT GROUP, INC.
CORPORATE
Seal
DELAWARE